Name:	[●]
Number of Restricted Stock Units:	[●]
Date of Grant:	[●]

DUNKIN’ BRANDS GROUP, INC.
2011 OMNIBUS LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (the “Agreement”), is made, effective as of the [●]th day of [●], [●] (the “Grant Date”) between Dunkin’ Brands Group, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”).
1.    Restricted Stock Unit Award. The Participant is hereby awarded, pursuant to the Dunkin’ Brands Group, Inc. 2011 Omnibus Long-Term Incentive Plan (as amended from time to time, the “Plan”), and subject to its terms, a Restricted Stock Unit award (the “Award”) giving the Participant the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and in the Plan, [●] shares of common stock of the Company, par value $0.001 per share (the “Shares”), subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.    Vesting. Subject to Section 3 below, during the Participant’s Employment, the Award, unless earlier terminated, shall become vested as to one-third (1/3rd) of the total number of Shares subject to the Award on each of the first, second and third anniversaries of the Grant Date, such that the Award shall be fully vested on the third anniversary of the Grant Date. Notwithstanding the foregoing, Shares subject to the Award shall not vest on any vesting date unless the Participant has remained in continuous Employment through the applicable vesting date.
3.    Change in Control. If (i) in connection with a Change in Control the Award, to the extent outstanding immediately prior to such Change in Control, is assumed or continued, or a new award is substituted for the Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, and (ii) at any time within the 18-month period following the Change in Control, the Participant’s Employment is terminated by the Company (or its successor) without Cause [or the Participant terminates his or her Employment for Good Reason], the Award (or the award substituted for the Award), to the extent then outstanding but not then vested, will automatically vest in full at the time of such termination.
If in connection with a Change in Control the Award is not assumed or continued, and a new award is not substituted for the Award by the acquiror or survivor (or an affiliate of the acquiror or survivor) in accordance with the provisions of Section 7 of the Plan, the Award, to the extent outstanding immediately prior to such Change in Control but not then vested, will automatically vest in full upon the occurrence of such Change in Control.
4.    Delivery of Shares. The Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than March 15 of the year following such vesting) effect delivery of the Shares with respect to such vested portion to the Participant (or, in the event of the Participant’s death, to the Beneficiary). No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.
5.    Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which such Shares are delivered to the Participant hereunder. The Participant shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award.
6.    Recovery of Compensation.
(a)    The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan.
(b)    The Award is subject to Section 6(a)(5) of the Plan. The Shares acquired hereunder are subject to forfeiture, termination and rescission, and the Participant will be obligated to return to the Company the value received with respect to the Shares (including any gain realized on any subsequent sale or disposition of Shares) (i) in accordance with Company policy relating to the recovery of erroneously-paid incentive compensation, as such policy may be amended and in effect from time to time, or (ii) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.
7.    Certain Tax Matters.     The Participant expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder, including the right to be issued Shares upon the vesting and settlement of the Award (or any portion thereof), are subject to the Participant’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No Shares will be required to be transferred pursuant to the vesting and settlement of the Award (or any portion thereof) unless and until the Participant or the person then holding the Award has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by holding this Award the Participant shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such Shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Participant also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligations under the preceding provisions of this Section.
8.    Nontransferability. The Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
9.    Effect on Employment or Service Rights. Neither the grant of this Award, nor the delivery of Shares under this Award in accordance with the terms of this Agreement, shall give the Participant any right to be retained in the employ or service of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Participant at any time, or affect any right of such Participant to terminate his or her Employment at any time.
10.    Stock Ownership Guidelines. The Award and any Shares delivered under this Award are subject to the Company’s Stock Ownership Guidelines, as adopted on May 15, 2012, as such guidelines may be amended, revised or supplemented from time to time (the “Guidelines”). The Participant acknowledges and agrees to comply with the terms and conditions of the Guidelines, including the retention ratios set forth therein.
11.    Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.
12.    Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
13.    Definitions. Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Beneficiary” means, in the event of the Participant’s death, the beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Participant prior to the Participant’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Participant’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Participant’s death, of an instrument of revocation in form acceptable to the Administrator.

[“Good Reason” means the occurrence of any of the following:

(i) a material diminution in the nature or scope of the Participant’s responsibilities, duties, authority or status; provided that each of (A) a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another corporation, (B) any diminution of the business of the Company or any of its Affiliates and (C) any sale or transfer of equity, property or other assets of the Company or any of its Affiliates (including any such sale or transfer or any other transaction or series of such transactions that results in a Change in Control) will be deemed not to constitute “Good Reason”;

(ii) relocation of the Participant’s place of employment, without the Participant’s consent, to a location that is more than fifty (50) miles from Canton, Massachusetts; or

(iii) the Company’s failure to perform substantially any material term of this Agreement or any employment agreement with the Company or any of its Affiliates to which the Participant is subject;

provided that, if the Participant is subject to an employment, severance-benefit or other similar agreement with the Company or an Affiliate containing a separate definition of “Good Reason”, the definition contained in such agreement will apply for purposes of this Agreement for so long as such agreement is in effect. A termination will qualify as a termination for Good Reason only if (1) the Participant gives the Company notice, within ninety (90) days of its first existence or occurrence (without the Participant’s consent), of any or any combination of the eligibility conditions specified above; (2) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (3) the Participant terminates his or her Employment not later than six months following the end of such 30-day period.]

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

13.    General. For purposes of this Award and any determinations to be made by the Administrator hereunder, the determinations by the Administrator shall be binding upon the Participant and any transferee.

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By acceptance of the Award, the undersigned agrees to be subject to the terms of the Plan. The Participant further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

Executed as of the ___ day of [●], [●].

Company:	DUNKIN’ BRANDS GROUP, INC.

By: ______________________________
Name:
Title:

Participant:	__________________________________
Name:

Address: